Exhibit 10.19

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [*****] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Ref. SU: C20/0253

COLLABORATION AGREEMENT

BETWEEN

•  SORBONNE UNIVERSITE, a public scientific, cultural and professional institution, Siret no. 130 023 385 00011, APE code 8542Z, having its registered office at 21 rue de l’École de Médecine, 75006 Paris, represented by its Chairman, Mr Jean CHAMBAZ, hereinafter referred to as “SORBONNE UNIVERSITE”,

Sorbonne Université representing for the purposes hereof:

•  The CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIIQUE (CNRS, French National Centre for Scientific Research), a public scientific and technological establishment, having its registered office at 3-5 rue Michel Ange, 75794 Paris CEDEX 16, France.

Hereinafter referred to as the “CNRS”,

•  The Institut National de la Santé et de la Recherche Médicale (INSERM, French National Institute of Health and Medical Research), a public, scientific and technological establishment, having its registered office at 101 rue de Tolbiac, 75654 PARIS cedex 13,

Hereinafter referred to as “INSERM”,

pursuant to a mandate of CNRS and INSERM to negotiate and sign this Agreement in the name and on behalf of CNRS and INSERM.

Sorbonne Université, CNRS and INSERM being hereinafter referred to collectively as the “ESTABLISHMENTS”.

The ESTABLISHMENTS acting both in their own name and in the name and on behalf of the Centre de Recherche, Institut de la Vision, Unité Mixte de Recherche (Vision Institute, Research Centre, Mixed Research Unit), UM 80 (UMRS 968 INSERM Sorbonne Université- UMR 7210 CNRS Sorbonne Université), led by Professor José SAHEL.

Hereinafter referred to as the “LABORATORY”,

ON THE ONE HAND,

AND

BIOPHYTIS, whose registered office is located at 14 avenue de l’Opéra, 75001 Paris, duly represented by its Chairman, Mr Stanislas VEILLET,

Hereinafter referred to as “BIOPHYTIS” ON THE OTHER HAND,

The ESTABLISHMENTS and BIOPHYTIS are hereinafter referred to individually as the “Party” and collectively as the “Parties”.

WHEREAS:

SORBONNE UNIVERSITE, through the LABORATORY, has recognised scientific skills in the field of physiology, pathologies and physiopathology of vision, including the normal and pathological functioning of retina and therapeutic innovation on this axis. The LABORATORY has recognised expertise in the field of assessing the preventive or curative activity of therapeutic or nutraceutical compounds on vitro models and eye diseases.

BIOPHYTIS’ disciplines of excellence are human biochemistry and physiology, it conducts and finances research and development, regulatory and clinical work in human health in the fields of ageing and metabolism. It defines the objectives and takes responsibility for the management of innovative therapeutic products development projects, brings together the necessary financing, and coordinates the work of the partners involved.

BIOPHYTIS and the LABORATORY cooperated within the framework of a collaboration agreement signed on 7 September 2010 (DGRTT number Cl0107) on the identification and characterisation of natural substances to slow down development and/or treat Age-related Macular Degeneration (AMD) (hereinafter referred to as the “Previous Collaboration”). Following the Previous Collaboration, the Company and the ESTABLISHMENTS jointly filed a French patent application no. 11 54172 dated 13 May 2011.

BIOPHYTIS and the LABORATORY then collaborated for 24 months within the framework of a consortium agreement signed on 27 July 2012 whose main purpose was to demonstrate the concept of the in-vivo photo-protector effect of different active compounds.

Finally, BIOPHYTIS and the ESTABLISHMENTS signed on 20 November 2014 a research collaboration agreement which entered into force on 1st October 2014 (hereinafter referred to as the “Initial Agreement”), the purpose of which was to carry out a collaborative study relating to the comparative analysis of the photoprotection of the retinal pigment epithelium (RPE) by various molecules.

The work carried out in the context of the project requiring further research, the Parties met to conclude an amendment (hereinafter referred to as “Amendment 1”) signed on 26 May 2015 aimed in particular at extending the Initial Agreement and amending the scientific program.

The work carried out in the context of the study once again requiring further research, the Parties met to conclude an amendment (hereinafter referred to as “Amendment 2”) signed on 16 February 2016 aimed in particular at extending the Initial Agreement and amending the scientific program.

The work carried out within the framework of the Study once again requiring the performance of further research, the Parties met to conclude an amendment (hereinafter referred to as “Amendment 3”) signed on 1st January 2017 aimed in particular at extending the Initial Agreement and amending the scientific program.

Finally, within the framework of a new collaboration agreement which entered into force on 1st January 2018 for a period of twelve months (ref. SU C18/0020), the Parties wanted to extend their efforts by continuing the work led by Dr Valérie Fontaine but also have the field of research in other eye diseases, in this case dry AMD, in collaboration with other LABORATORY teams.

It is in this collaborative context that BIOPHYTIS and the ESTABLISHMENTS met again in order to continue the research carried out.

Dr Valérie FONTAINE, researcher in the LABORATORY (hereinafter the “Scientific Manager”), will lead the work of the LABORATORY within the framework of the research program entitled “Study of the effectiveness and protection mechanisms of BIO201 and BIO203 in in-vitro and in-vivo models of AMD” (hereinafter the “Research”).

Now, therefore, the following has been agreed:

ARTICLE 1 - PURPOSE

The purpose of this Agreement (hereinafter the “Agreement”) is to specify the conditions for carrying out the Research by the ESTABLISHMENTS and BIOPHYTIS whose scientific program is defined in Appendix 1 hereto.

ARTICLE 2 - ORGANISATION OF RESEARCH

The Parties shall organise, at the prior request of one of them, follow-up meetings of the Research. The Scientific Manager will communicate on a quarterly basis on the progress and results of the Research to BIOPHYTIS. At the end of this Agreement, the Scientific Manager shall send BIOPHYTIS a final report summarising all the results of the Research obtained (hereinafter the “Results”).

ARTICLE 3 - FUNDING

BIOPHYTIS shall provide its assistance by paying SORBONNE UNIVERSITE, on behalf of the ESTABLISHMENTS, the sum of [****] euro excl. tax, plus VAT as detailed in Appendix 2.

This payment will be made according to the following schedule:

•             [****]% upon signing the Agreement;

•             [****]% on 1st September 2020

•             [****]% upon submission of the final report

Upon presentation of invoices issued by SORBONNE UNIVERSITE on behalf of the ESTABLISHMENTS, payments will be made by bank transfer with reference to Agreement C20/0253 in the order of:

The Accounting Officer of Sorbonne Université

RECETTE GENERALE DES FINANCES de PARIS

21 rue de l’école de médecine

75006 PARIS

ACCOUNT 10071 7500 0000100096013

Payments will be made sixty (60) days from the date of receipt of the invoice. The use of the sums received by SORBONNE UNIVERSITE under this Agreement is not subject to any condition of delay or provision of supporting documents.

The sums received may be used to hire non-permanent personnel.

ARTICLE 4 - CONFIDENTIALITY AND PUBLICATION

4.1      Confidentiality

The Parties undertake to keep and give confidential information of any kind, including documents, samples, hardware, software (hereinafter the “Information”) that each Party may have collected from the other Party under this Agreement and in connection with contacts with the services of the ESTABLISHMENTS as well as all documents and information relating to the Research and the Results.

However, the Information for which the Receiving Party can prove that such Information:

•           is disclosed by mutual agreement between the Parties, or that the disclosure has been made by the owner Party, or

•           is available to the public on the date of disclosure or would be made public by a third party authorised to disclose it; or

•            is already known to the Receiving Party on the date of entry into force of this Agreement as received from a third party entitled to dispose of it; or

•           would have been disclosed because imposed by the application of a mandatory legal or regulatory provision or by the application of a final court decision or an arbitral award; or

•            would have been developed by the Party which received the information independently of the Information provided by the other Party.

The confidentiality obligations shall remain in force for the term of this Agreement and five (5) years after its expiry or termination.

4.2  Publications

Notwithstanding the confidentiality obligations defined in this Article, the Parties may by mutual agreement decide to publish the Results, in accordance with the following provisions.

To this end, the Parties shall submit, within a reasonable period of time, any draft communication relating to the Research so that the other Party can give its prior consent.

The other PARTY shall make its decision known within a maximum period of forty-five days (45) calendar days from the date of notification of the request, which may consist of:

•  accepting the draft communication without reservation; or

•  requesting that the Information belonging to them be removed from the draft communication, without such removal affecting the scientific value of the publication; or

•  requesting modifications, or deletion in particular if certain information contained in the draft communication is likely to prejudice the industrial and/or commercial exploitation of the Information, and/or Results, without such modifications or deletions affecting the scientific value of the publication; or

•  to request that the communication be delayed if real and serious causes appear to them to require it, in the individual and/or collective interest of the Parties, in particular if information contained in the draft publication or communication must be protected under industrial property. Said deadline shall be defined in the best interest of the Parties concerned and it is hereby agreed between the Parties that none of the Parties may refuse in this case its agreement to a publication or communication beyond a period of ninety (90) calendar days following the first submission of the project concerned.

In the absence of a written response from a PARTY at the end of the forty-five (45) calendar days period, its agreement shall be deemed to have been granted.

However, this confidentiality obligation may not be opposed to the production by the Scientific Manager and its collaborators of the activity report they must provide to their member body/bodies to the extent that it does not constitute a disclosure within the meaning of industrial property laws.

ARTICLE 5 - OWNERSHIP AND OPERATION OF RESULTS

5.1   Ownership of prior knowledge

Each Party shall remain the owner of its prior knowledge; prior knowledge being understood as all scientific and technical knowledge, secret know-how, biological materials, rights and intellectual property rights (patents, trademarks, software, database, etc.) in the possession of each of the Parties on the effective date of this Agreement or developed independently of the performance of the Research and to which it holds rights of use.

5.2  Ownership of Results

The Parties are automatically co-owners in equal shares of the Results.

The Parties may use the Results for their internal research purposes and to conduct research work in collaboration with academic third parties, after prior notification to the other Party, subject to compliance with their confidential nature and the commitment of academic third parties not to use said Joint Results in the context of collaborations or services with third parties. The use of the Joint Results by a Party to conduct research in partnership with industrial third parties must be the subject of the prior written agreement of the other Party which may not refuse without a duly justified reason.

The Parties shall consult together to decide whether all or part of the Results must be the subject of the filing of a patent application or any other means of protection.

5.2.1 In the event that the Results would allow the filing of a patent application or any other intellectual property title, the Parties agree to file said patent application or title in the joint names of the ESTABLISHMENTS and BIOPHYTIS and to establish co-ownership regulations and an operating licence prior to any use of the patent.

The Parties hereby agree on the following management rules:

a)  BIOPHYTIS will be the body managing patent applications and intellectual property titles, both in France and abroad, and will therefore be in charge of the preparation of intellectual property files, in particular the drafting of the texts of patent applications, their filing with the patent offices, the monitoring of procedures for obtaining, issuing, maintaining in force and defence before the patent offices and in the event of infringement actions. In the event BIOPHYTIS is unable to perform these tasks, BIOPHYTIS undertakes to inform the ESTABLISHMENTS within a reasonable period of time.

b)  - All management, filing, extension, defence and in general all costs relating to the maintenance of intellectual property will be advanced by BIOPHYTIS on behalf of the Parties. - It is understood between the Parties that said advance shall be deducted by BIOPHYTIS, before any financial return to the ESTABLISHMENTS in case of commercial exploitation of the Results.

c)   Any decision on patent applications and intellectual property titles, both in France and abroad, will require the prior written agreement of the Parties, and more specifically for the ESTABLISHMENTS that of SORBONNE UNIVERSITE (DR&I, 4, Place de Jussieu 75252 Paris Cedex 05) on their common behalf, before filing with an intellectual property office. In addition, BIOPHYTIS undertakes to ask the industrial property firm that it has designated to send SORBONNE UNIVERSITE a copy of the correspondence and invoices relating to said title, SORBONNE UNIVERSITE having the obligation, on behalf of the ESTABLISHMENTS, to provide any comments within time limits compatible with the processing of the procedure.

d)  The Parties undertake that the list of (co-) inventors and/or (co-)authors shall be drawn up jointly and that their names are mentioned in the applications for patents or titles, in accordance with the legal provisions in force, with each of the Parties personally responsible for remunerating its own inventors in accordance with their applicable rules and legislation;

e)   Subject to the reservations and conditions set forth herein, the Parties undertake to provide all signatures and documents necessary for patent proceedings or any other intellectual property title and that their respective researchers, cited as (co-) inventors or (co-)authors, give all signatures and carry out any formalities necessary for the filing, maintenance and defence of said titles and patents;

f)   If one of the Parties does not wish to maintain in force a title, or continue an extension procedure abroad (including international PCT applications), national/regional phases, examination, acquisition, issuance of a patent application or corresponding patent in one or more countries, it shall inform the other Party thereof by registered letter with A/R as soon as possible before the next expiry of Industrial Property and before instruction to the firm, that is, upon receipt of a new act to be performed for the issuance of the patent in question or three (3) months before the expiry of an annuity, so that the other Party may, if it so wishes, continue in its sole name, at its sole discretion and expense, the above-mentioned proceedings in that country. In the event that one of the Parties wishes to continue said proceedings alone, said Party shall acquire, automatically and free of charge, the full and entire ownership of said patents and patent applications.

In this case, the waiving Party undertakes to provide all signatures and documents necessary for said assignment free of charge of its share of ownership of said securities and that the persons, cited as inventors or authors, give all signatures and carry out all formalities necessary for the filing, maintenance and defence of said patents and titles by the other Party.

In this case, the waiving Party shall no longer benefit from any right to the applications for patents, corresponding patents and associated know-how, and the other Party may then grant to a third party, whatever the scope envisaged, a licence to exploit the patent and the associated know-how.

5.2.2   In the event that a Party is not interested in filing a patent application on certain patentable Results or other intellectual property title, it shall, as soon as possible, i.e. upon receipt of a new act to be carried out for the purpose of obtaining the patent or intellectual property title in question, notify the other Party thereof by registered letter with A/R to decide whether it intends to protect said results in its sole name, at its sole discretion and at its expense. The waiving Party will no longer benefit from any right to the results concerned and the associated know-how and the other Party may grant a licence to exploit these results and know-how associated with a third party, regardless of the scope of application envisaged.

In this case, the waiving Party undertakes to provide all signatures and documents necessary for said assignment free of charge of its share of ownership of the results and that its personnel, cited as inventors or authors, give all signatures and carry out all formalities necessary for the filing, maintenance and defence of said patents and titles by the other Party.

5.2.3 Each Party shall refrain from assigning its share of ownership of the Results, patented or not, to a third party without having obtained the prior written consent of the other Party and, prior to any total or partial transfer of a share of ownership, the transferor must notify the other co-owner, by registered letter with acknowledgement of receipt, of its intention to sell the said share, as well as the financial conditions of this assignment. The other co-owner shall benefit from a pre-emptive right against the third party, under equal conditions. The validity period for the exercise of this right shall be two (2) months from the notification of the proposed assignment, with the requested Party being able to notify before the end of its intention not to exercise this right. Without exercising its pre-emptive right by the other co-owner at the end of this period, the assignor shall automatically benefit from a transfer authorisation to the prospective third party and under the conditions set out.

However, BIOPHYTIS shall not benefit from any right of pre-emption over the share of ownership of one of the ESTABLISHMENTS if another ESTABLISHMENT and/or one of the inventors of the Laboratory over the patent transferred from the Results declares itself as transferee.

The transferring Party shall ensure that the transferee undertakes to take over all of its obligations under this Agreement.

5.3 Exploitation

Prior to any use of the Results, the Parties shall put in place a separate agreement to organise their exploitation. SORBONNE UNIVERSITE hereby appoints SATT Lutech to negotiate the exploitation of the Results in its name and on its behalf.

However, it is already agreed that BIOPHYTIS has a right of option (hereinafter the “Option”) for a worldwide exclusive license in the field, defined as treatment paths for retinian pathologies studied under this Agreement in particular, but not only AMD, Stargardt disease and pigmentary retinopathies (hereinafter the “Domain”), with the right to sublicense.

This Option must be exercised by written notice sent to SORBONNE UNIVERSITE or its agent, on behalf of the ESTABLISHMENTS, at any time by BIOPHYTIS and no later than six (6) months following the end of the Agreement and by the presentation of a development plan submitted to SORBONNE UNIVERSITE or its representative indicating the valuation scheme envisaged by BIOPHYTIS (hereinafter the “Development Plan”).

The Option shall be exercised by BIOPHYTIS sending to SORBONNE UNIVERSITE or its representative a registered letter with acknowledgement of receipt specifying the Results for which BIOPHYTIS intends to exercise the Option. Receipt of this letter shall open a six (6) month negotiation period during which the Parties (or their representative) undertake to negotiate a licence agreement diligently and in good faith.

BIOPHYTIS shall make its best efforts to ensure that the Research Results and for which BIOPHYTIS has exercised the Option are exploited. In the event that BIOPHYTIS waives the use of said Results or does not undertake any development work in view of their exploitation within eighteen (18) months following the date of signature of the operating Agreement, Each Party agrees to:

•                either transfer its share of ownership of the Results resulting from the Research, patented or not, to the ESTABLISHMENTS free of charge,

•                or, at the request of the ESTABLISHMENTS, to grant to the ESTABLISHMENTS without initial payment, or to a third party presented by SORBONNE UNIVERSITE, an exclusive and worldwide licence to exploit the Results resulting from the Research in the Domain with the right to sub-license to any third party of its choice:

In the event of a negative notification by BIOPHYTIS or lack of response within the time limit set out above, it is hereby agreed that the ESTABLISHMENTS may freely negotiate and grant a licence, particularly exclusive and worldwide, to exploit to a third party in the Domain, for industrial or commercial purposes, the Results resulting from patented and non-patented Research.

If the Results are likely to be the subject of industrial or commercial exploitation outside of the Domain, the ESTABLISHMENTS shall be free to use them and/or search for a third party to exploit the Results.

It is already agreed between the Parties that any direct and/or indirect use by a Party of the Results, patented or not, patentable or not, held in co-ownership, shall involve fair financial compensation for the benefit of the other Party, in accordance with the terms and conditions defined later in the aforementioned Operating Agreement and taking into account the investments of each of the Parties.

The Party shall use the Results, directly or indirectly, at its sole expense, risk and peril.

ARTICLE 6 - EFFECTIVE DATE AND TERM - TERMINATION

Notwithstanding its signature date, this Agreement is entered into for a period of twelve (12) months from 1st January 2020, and may be renewed by way of amendment, signed by the Parties.

Notwithstanding the termination or expiry of this Agreement, the provisions of Articles 4, 5, 7 and 8 shall remain in force.

This Agreement may be terminated by one of the Parties in the event of non-performance by the other Party of one or more of its obligations under this Agreement, insofar as the defaulting Party has not remedied its breach within one (1) month of notification of its breach by registered letter with acknowledgement of receipt or has not provided proof of any impediment resulting from a force majeure event. The exercise of this right of termination does not exempt the defaulting Party from fulfilling the obligations entered into until the effective date of the termination, subject to any damage suffered by the complaining Party as a result of the early termination of this Agreement.

In the event of early termination by BIOPHYTIS, for any reason whatsoever, it is expressly agreed between the Parties that the sums already allocated by SORBONNE UNIVERSITE for the remuneration of personnel shall be actually paid to SORBONNE UNIVERSITE notwithstanding the early termination of this Agreement in order to enable SORBONNE UNIVERSITE to fulfil its obligations with regard to staff remunerated in the framework of the Research.

Article 7 - OTHER PROVISIONS

a)    Non-transferability

Neither Party may assign this Agreement in whole or in part to a third party without the prior written consent of the other Party.

b)    Waiver

In no event shall one of the Parties refrain from claiming the performance of an obligation to which said Party may claim shall not be construed as a waiver on its part of the performance of the said obligation, nor the performance of any other obligations it may have under this agreement, regardless of the duration of its abstention.

c)    Independent co-contractors

This Agreement shall under no circumstances be interpreted as creating an association relationship or a company, even in fact, between the Parties, each of which must be considered as an independent co-contractor.

d)    Invalidity of a clause

If one or more provisions of this Agreement are held to be invalid or declared as such pursuant to a treaty, law or regulation, or following a final decision of a competent court, the other provisions shall remain in full force and effect. The Parties shall then promptly make the necessary modifications in accordance with, as far as possible, the agreement of intent existing at the time of signature of this Agreement.

e)    Force majeure

Each Party shall be excused from not fulfilling its obligations and may not be held responsible or liable for damages to the other Party, if the non-performance is due to a case of force majeure within the meaning of the case law based on Article 1218 of the French Civil Code, or such that the disruption of its services resulting in particular from strike, resignation or any other event outside its control. The Party which is unable to perform its contractual obligations due to a case of force majeure must immediately inform the other Party thereof. If such impossibility or delay in performance due to a force majeure event continues beyond a period of three (3) months, the latter may automatically terminate this Agreement at any time by written notice to the other Party.

f)     Communications - notifications

Any communication or notification to the attention of the Parties shall be made by confirmed fax or registered letter with acknowledgement of receipt to the addresses indicated on the first page of this Agreement.

Article 8 - APPLICABLE LAW, JURIDICTION

This Agreement is governed by French law.

In the event of difficulties regarding the interpretation or performance of this Agreement, the Parties shall endeavour to resolve their dispute amicably. In the event of a disagreement that persists beyond four (4) months, the first Party to take action shall refer the matter to the competent French courts.

Done in Paris, on 02 /03/2020

Sorbonne Université	BIOPHYTIS
Jean CHAMBAZ, Chairman	Stanislas VEILLET
Sorbonne Université/	Chairman
Medical Faculty	/s/ Stanislas Veillet
On behalf of the Minister and by delegation

Deputy to SAIC Director

/s/ Violaine Desire
Violaine DESIRE
Stamps

Prof. José-Alain SAHEL	Dr Valérie FONTAINE
Laboratory Director	Scientific Manager
On behalf of the LABORATORY

s/ Jose-Alain Sahel	/s/ Valerie Fontaine

Serge PICAUD
Assistant Director